Exhibit 99.1
NEWS

For Release       Immediate

Contacts          (News Media) Tony Zehnder, EVP, Corporate Communications
                  312.396.7086
                  (Investors) Tammy Hill, SVP, Investor Relations
                  317.817.2893

                      Conseco Reports First Quarter Results

     o    Net Income applicable to common stock: $72.3 million, up 45% over 1Q04

     o    Net Operating Income (1): $70.3 million, up 89% over 1Q04

     o    Sixth consecutive quarter of strong earnings

     o    Bankers Life achieves record quarterly sales

     o Conseco Insurance Group launches five new products, converts four additional systems

Carmel, Ind., May 5, 2005 -- Conseco, Inc. (NYSE: CNO) today reported results for the first quarter of 2005 - the company's sixth consecutive quarter of strong earnings. Net Income applicable to common stock was $72.3 million, a 45% increase versus $49.9 million in 1Q04. Net Operating Income was $70.3 million, an 89% increase versus $37.1 million in 1Q04. Net Income per share was 44 cents versus 50 cents in 1Q04. Net Operating Income per share was 43 cents versus 37 cents in 1Q04. All per-share results are on a diluted basis.

A comparison of results to the prior-year period is affected by the $1.6 billion equity offering and $800 million debt refinancing completed in mid-2004, which increased weighted average diluted shares outstanding by approximately 86 million shares, or 86%, compared to the year-earlier quarter. Earnings before corporate interest, net realized investment gains and taxes ("EBIT") (2) are not affected by the 2004 equity offering and debt refinancing, and were $136.1 million in 1Q05, a 13% increase versus $120.5 million in 1Q04.

President and CEO William Kirsch said, "Conseco is a vastly improved business organization compared to just 12 months ago. At March 31, 2005, our balance sheet reflected $3.8 billion of shareholders' equity, no goodwill and a 17% debt-to-total capital ratio. We have a high-quality investment portfolio, with 96% of our $22.0 billion of fixed maturity investments rated investment grade. The 89% increase in Net Operating Income was driven by our significant transformational achievements during the last 12 months which fundamentally improved our balance sheet, operations, product offerings, distribution systems, internal controls and management team."


-------------------------------------------------------------------------------

(1) Management believes that an analysis of Net Income applicable to common stock before net realized investment gains or losses ("Net Operating Income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because realized investment gains or losses can be affected by events that are unrelated to the company's underlying fundamentals. A reconciliation of Net Operating Income to Net Income applicable to common stock is provided in the table on page 3.

(2) Management believes that an analysis of earnings before corporate interest, net investment gains and taxes ("EBIT", a non-GAAP financial measure) is a clearer measure of the productivity improvements of the company quarter-over-quarter because it excludes: (i) the effects of the 2004 equity offering and debt refinancing; and (ii) net realized investment gains that are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the table on page 3.

                                     -more-

                                                                    Conseco (2)
                                                                    May 5, 2005

Consistent execution on our key initiatives is driving enhanced productivity across our businesses. A summary of our progress in each of our key initiatives follows.

     1. Sales and revenue growth. We continue to achieve measured sales growth by building distribution in products where we can compete profitably today, and which will serve as the foundation for a family of products and distribution upon which we can continue to build after we achieve further ratings upgrades. Key contributors to Bankers Life's strong sales performance were the 21 branches added to captive distribution during 2004. Conseco Insurance Group ("CIG") has continued to rebuild its independent distribution platform by developing new IMO relationships, recruiting new agents and launching five new products so far in 2005.

     2. Operational excellence. We are making substantial progress implementing a best-in-class operating platform designed to provide excellent customer service in a scalable, low-cost environment. We have re-engineered business processes for claims, underwriting, policyholder services and agent care, resulting in greater productivity. We have improved our processing procedures to more effectively adjudicate claims in accordance with the contractual requirements of our policies.

     3. Technological excellence. We are consolidating and simplifying our data processing and management systems in order to provide better and more cost effective service to our policyholders and distribution partners. We have created our "One IT" organization to provide shared services across the organization. As part of "One IT," the IT leadership team is implementing uniform, best-in-class practices to enhance capacity and increase flexibility. Since April 2003, we have eliminated 14 older CIG policy administration systems.

     4. Expense reductions and in-force management. In order to provide valuable products to our customers and maximize shareholder value over the long term, we must become a low-cost operator. Our commitment to meet that goal is driving us to aggressively eliminate non-strategic costs and organizational redundancies, streamline back-office operations and improve claims adjudication processes. All operating segments achieved or exceeded their expense savings goals for the first quarter. Based on our progress, we remain confident that we will achieve or exceed our previously reported expense reduction goal of $30 million for 2005.

     5. Best practices in governance and compliance. We continue to enhance internal controls across our business activities and are making steady progress toward best practices across all our business units. Our work to achieve compliance with Section 404 of Sarbanes-Oxley has resulted in improvements in the effectiveness of our internal controls and created a framework to build best practices in compliance and controls throughout our organization.

     6. A unified performance culture. As we upgrade talent throughout the organization, we are aligning all individual goals with our business priorities and linking rewards to individual and business segment performance. Since the beginning of the year, we have implemented a 2005 pay-for-performance bonus plan tied to the execution of key initiatives, we have cemented alignment among the enterprise-wide management group, and we have implemented a rigorous talent review process that will become a permanent part of our culture and drive enhanced productivity across all parts of the company.

                                    - more -

                                                                    Conseco (3)
                                                                    May 5, 2005

"Since we completed our $2.4 billion recapitalization in the second quarter of 2004," Kirsch said, "we have deployed our capital and other resources to fundamentally improve the quality and productivity of our business enterprise. Our strong balance sheet, including our substantial net operating loss carryforwards, provides us a competitive advantage in the marketplace. We are delivering measured increases in sales through new product offerings and strategic growth in captive and independent distribution. We have re-engineered operations and simplified systems to a degree never before achieved at Conseco. This has delivered meaningful improvements in customer service and facilitated cost reductions. We continue to identify opportunities to improve operations and customer service and reduce non-strategic costs as we institutionalize operational excellence and the discipline of rigorous expense management. And most importantly, the 15 strategically targeted additions to our leadership team have gelled effectively with our veteran leaders to create a unified high-performance culture aligned to accelerate our momentum on each of our key initiatives. We are benefiting from our improved platform, which together with continuing progress on our key initiatives, position Conseco to build on our momentum to drive increases in sales and earnings."

2005 outlook
Based on Conseco's first quarter results, we remain confident that our earnings for 2005 will equal or exceed $1.68 of net income per share, based on our diluted shares outstanding at March 31, 2005. This outlook is based on numerous assumptions and factors. If they prove incorrect, actual earnings could differ materially from estimates. Our estimates exclude the impact of net realized investment gains or losses. (See note on forward-looking statements below).

Operating results
Results by segment were as follows ($ in millions):

                                                                       Three Months Ended        Three Months Ended
                                                                         March 31, 2005            March 31, 2004
                                                                         --------------            --------------
EBIT:
  Bankers Life                                                              $ 58.8                      $ 56.4
  Conseco Insurance Group ("CIG")                                             64.4                        60.5
  Other Business in Run-off                                                   21.5                        14.9
  Corporate Operations, excluding corporate interest expense                  (8.6)                      (11.3)
                                                                            ------                      ------

     Total EBIT                                                              136.1                       120.5

  Corporate interest expense                                                 (12.0)                      (27.8)
                                                                            ------                      ------
     Income before net realized investment gains and taxes                   124.1                        92.7
Tax expense                                                                   44.3                        32.7
                                                                            ------                      ------
     Net income before net realized investment gains                          79.8                        60.0
Preferred stock dividends:
   10.50% Class A convertible exchangeable preferred
     stock (retired June 11, 2004)                                             -                          22.9
   5.50% Class B mandatorily convertible preferred
     stock (issued May 12, 2004)                                               9.5                          -
                                                                            ------                      ------

     Net Operating Income                                                     70.3                        37.1

Net realized investment gains, net of related amortization and taxes           2.0                        12.8
                                                                            ------                      ------

     Net Income applicable to common stock                                  $ 72.3                      $ 49.9
                                                                            ======                      ======


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
                                                                    Conseco (4)
                                                                    May 5, 2005

Income before net realized investment gains and income taxes for the first quarter of 2005 in our Bankers Life segment were $58.8 million, an increase of 4% compared to the first quarter of 2004. The earnings improvement reflects overall levels of growth at Bankers Life and higher net investment income, partially offset by higher benefit ratios in the segment's Medicare supplement and long-term care products.

Income before net realized investment gains and income taxes in our Conseco Insurance Group segment totaled $64.4 million in the first quarter of 2005 compared to $60.5 million in the first quarter of 2004. CIG's earnings improvement was due to higher net investment income and improved mortality, partially offset by a higher benefit ratio on specified disease products and lower earnings due to the declining block of Medicare supplement in the segment. CIG's net investment income in the first quarter of 2005 included prepayment income on fixed maturity investments and favorable results on non-traditional invested assets totaling approximately $3 million.

Income before net realized investment gains and income taxes in our Other Business in Run-off segment were $21.5 million in the first quarter of 2005, compared to $14.9 million in the year-earlier period, reflecting higher net investment income and continued improvement in long-term care benefit ratios from rate increases and our claims adjudication initiatives.

Corporate Operations include "40|86 Advisors," our investment advisory subsidiary, and the expenses of our corporate operations. Corporate operations in the first quarter of 2004 included severance expense of $4.4 million.

First Quarter Sales
First quarter new annualized premium sales of supplemental health and life products in our Bankers Life segment (which includes our Colonial Penn direct distribution) totaled a record $53 million, up 2% compared to 1Q04. First-year annuity deposits at Bankers Life for the quarter were $220 million, up 25% compared to 1Q04. In our CIG segment, new annualized premium sales of supplemental health and life products were $11 million in the first quarter compared to $15 million in 1Q04, driven by declines in Medicare supplement sales which were partially offset by increases in specified disease sales. CIG's first-year annuity deposits were $20 million in the first quarter, an increase of $14 million compared to 1Q04.

About Conseco
Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

                                    - more -

                                                                    Conseco (5)
                                                                    May 5, 2005

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) our ability to achieve an upgrade of the financial strength ratings of our insurance company subsidiaries and the impact of prior rating downgrades on our business; (ii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (iii) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (iv) mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products; (v) our ability to achieve anticipated expense reductions and levels of operational efficiencies; (vi) the adverse impact of our Predecessor's bankruptcy proceedings on our business operations, and relationships with our customers, employees, regulators, distributors and agents; (vii) performance of our investments; (viii) customer response to new products, distribution channels and marketing initiatives; (ix) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (x) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the returns on and the market value of our investments, and the lapse rate and profitability of policies; (xi) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products; and (xii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.


                                - Tables Follow -

                                                                    Conseco (6)
                                                                    May 5, 2005

                         CONSECO, INC. AND SUBSIDIARIES
      PRODUCT BENEFIT RATIOS ON MAJOR SUPPLEMENTAL HEALTH LINES OF BUSINESS

                                                                                            Three Months       Three Months
                                                                                                Ended              Ended
                                                                                           March 31, 2005     March 31, 2004
                                                                                           --------------     --------------
Bankers Life segment:
Medicare Supplement:
  Earned premium........................................................................    $164 million     $162 million
  Benefit ratio.........................................................................          71.86%           65.56%

Long-Term Care:
  Earned premium........................................................................    $138 million     $131 million
  Benefit ratio.........................................................................          91.78%           89.26%
  Interest-adjusted benefit ratio (a non-GAAP measure)(a)...............................          63.85%           62.86%

Conseco Insurance Group segment:
Medicare Supplement:
  Earned premium........................................................................     $81 million      $96 million
  Benefit ratio (b).....................................................................          55.13%           61.10%

Specified Disease:
  Earned premium........................................................................     $90 million      $90 million
  Benefit ratio.........................................................................          75.50%           70.15%

Other Business in Run-off segment:
  Earned premium........................................................................     $92 million     $103 million
  Benefit ratio.........................................................................          94.47%           98.06%
  Interest-adjusted benefit ratio (a non-GAAP measure)(a)...............................          48.18%           59.99%

----------------

(a) The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance.

(b) Reported benefit ratios below 65% on CIG's Medicare supplement products include the impact of active life reserves released on lapsed policies. The earnings impact from such decreases in reserves is generally offset by increased amortization expense.

                         CONSECO, INC. AND SUBSIDIARIES
                               COLLECTED PREMIUMS
                              (Dollars in millions)

                                                                                            Three Months       Three Months
                                                                                                Ended              Ended
                                                                                           March 31, 2005     March 31, 2004
                                                                                           --------------     --------------
Bankers Life segment:
  Annuity products......................................................................         $221.7            $177.3
  Supplemental health products..........................................................          313.6             303.1
  Life products.........................................................................           48.6              43.0
                                                                                                 ------            ------
  Total collected premiums..............................................................         $583.9            $523.4
                                                                                                 ======            ======

Conseco Insurance Group segment:
  Annuity products......................................................................         $ 25.3            $ 13.4
  Supplemental health products..........................................................          174.6             190.9
  Life products.........................................................................           89.7             101.8
                                                                                                 ------            ------
  Total collected premiums..............................................................         $289.6            $306.1
                                                                                                 ======            ======

Other Business in Run-off segment:
  Long-term care products...............................................................          $92.3             $98.6
  Major medical products................................................................            0.7               6.1

                                    - more -

                                                                    Conseco (7)
                                                                    May 5, 2005

                         CONSECO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Dollars in millions)

                                                                                              March 31,        December 31,
                                                                                                2005               2004
                                                                                                ----               ----
                                                                                             (unaudited)
ASSETS
Investments:
     Actively managed fixed maturities at fair value (amortized cost:
       March 31, 2005 - $21,723.2; December 31, 2004 - $20,985.8).........................    $21,992.7         $21,599.0
     Equity securities at fair value (cost: March 31, 2005 - $62.3;
       December 31, 2004 - $62.3).........................................................         68.1              68.3
     Mortgage loans.......................................................................      1,116.9           1,123.8
     Policy loans.........................................................................        436.4             448.5
     Trading securities...................................................................        858.5             902.3
     Other invested assets ...............................................................        134.3             164.4
                                                                                              ---------         ---------

       Total investments..................................................................     24,606.9          24,306.3

Cash and cash equivalents:
     Unrestricted.........................................................................        287.4             776.6
     Restricted...........................................................................         18.7              18.9
Accrued investment income.................................................................        324.3             308.4
Value of policies in force at the Effective Date..........................................      2,606.4           2,629.6
Cost of policies produced.................................................................        503.2             409.1
Reinsurance receivables...................................................................        902.4             975.7
Income tax assets.........................................................................      1,017.7             967.2
Assets held in separate accounts..........................................................         31.0              32.9
Other assets..............................................................................        403.7             330.8
                                                                                              ---------         ---------

       Total assets.......................................................................    $30,701.7         $30,755.5
                                                                                              =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Liabilities for insurance products:
       Interest-sensitive products........................................................    $12,505.7         $12,508.2
       Traditional products...............................................................     11,745.7          11,741.3
       Claims payable and other policyholder funds........................................        884.9             879.8
       Liabilities related to separate accounts...........................................         31.0              32.9
     Other liabilities....................................................................        553.4             498.3
     Investment borrowings................................................................        427.7             433.9
     Notes payable - direct corporate obligations.........................................        758.4             758.9
                                                                                              ---------         ---------

         Total liabilities................................................................     26,906.8          26,853.3
                                                                                              ---------         ---------

Commitments and Contingencies

Shareholders' equity:
     Preferred stock......................................................................        667.8             667.8
     Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued
       and outstanding: March 31, 2005 - 151,057,863; December 31, 2004 - 151,057,863)....          1.5               1.5
     Additional paid-in capital...........................................................      2,600.1           2,597.8
     Accumulated other comprehensive income...............................................        155.4             337.3
     Retained earnings....................................................................        370.1             297.8
                                                                                              ---------         ---------

         Total shareholders' equity.......................................................      3,794.9           3,902.2
                                                                                              ---------         ---------

       Total liabilities and shareholders' equity.........................................    $30,701.7         $30,755.5
                                                                                              =========         =========

                                    - more -

                                                                   Conseco (8)
                                                                   May 5, 2005

                         CONSECO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (unaudited)

                                                                              Three months ended
                                                                                   March 31,
                                                                            ------------------------
                                                                            2005                2004
                                                                            ----                ----
Revenues:
   Insurance policy income............................................     $  727.7           $  748.4
     Net investment income:
       General account assets.........................................        337.8              312.0
       Policyholder and reinsurer accounts............................        (23.3)              15.7
       Net realized investment gains..................................          1.6               27.1
     Fee revenue and other income.....................................          4.2                7.4
                                                                           --------           --------

       Total revenues.................................................      1,048.0            1,110.6
                                                                           --------           --------

Benefits and expenses:
     Insurance policy benefits........................................        671.0              719.7
     Interest expense ................................................         14.7               29.1
     Amortization.....................................................         94.7               98.2
     Other operating costs and expenses...............................        140.4              151.2
                                                                           --------           --------

       Total benefits and expenses....................................        920.8              998.2
                                                                           --------           --------

       Income before income taxes.....................................        127.2              112.4

Income tax expense....................................................         45.4               39.6
                                                                           --------           --------

       Net income.....................................................         81.8               72.8

Preferred stock dividends.............................................          9.5               22.9
                                                                           --------           --------

       Net income applicable to common stock..........................     $   72.3           $   49.9
                                                                           ========           ========

Earnings per common share:
     Basic:
       Weighted average shares outstanding............................  151,058,000        100,116,000
                                                                        ===========        ===========

       Net income.....................................................        $.48                $.50
                                                                              ====                ====

     Diluted:
       Weighted average shares outstanding............................  186,764,000        100,588,000
                                                                        ===========        ===========

       Net income.....................................................         $.44               $.50
                                                                               ====               ====


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